UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): March 20, 2013

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 14, 2013, Comstock Investors VII, L.C. (“Investors VII”), a subsidiary of Comstock Holding Companies, Inc. (the “Company”) entered into subscription agreements (each a “Subscription Agreement”) with certain accredited investors (the “Purchasers,” and each a “Purchaser”), pursuant to which the Purchasers purchased membership interests (“Interests”) in Investors VII for an initial aggregate principal amount of Six Million Two Hundred Seventy Five Thousand Dollars ($6,275,000) of an up to Seven Million Dollar ($7,000,000) capital raise (the “Private Placement”). Purchasers included unrelated third-party accredited investors along with members of the Company’s Board of Directors and the Chief Operating Officer, Chief Financial Officer and General Counsel of the Company. As part of the Private Placement, the Company also issued warrants to purchase shares of the Company’s Class A Common Stock (“Class A Common stock”) (“Warrants,” and each a “Warrant”) to Purchasers who are not officers, directors or affiliates of the Company that purchased Interests that equaled or exceeded an initial investment amount of $250,000. The Warrants represent the right to purchase an aggregate amount of up to 224,000 shares of Class A Common Stock.

The Subscription Agreement contains certain customary Purchaser and Company representations and warranties, covenants, and certain risk factors related to the Private Placement and the Company, including representations to support the Company’s reasonable belief that, among other things, the Purchasers had access to information concerning its operations and financial condition, that the Purchasers acquired the securities for their own account and not with a view to the distribution thereof, and that each Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Subscription Agreement provides that the Purchasers are entitled to a cumulative, compounded, preferred return of twenty percent (20%) per annum, compounded annually on their capital account balances. After six months, the Company has the right to repurchase the Interests of the Purchasers, provided that (i) all of the Purchasers’ Interests are acquired, (ii) the purchase is made in cash and (iii) the purchase price equals the Purchasers’ capital account plus an amount necessary to cause the preferred return to equal a cumulative cash on cash return equal to 20% per annum. The Interests are governed by the Operating Agreement of Investors VII entered into by the Company and each Purchaser (the “Operating Agreement”). The Operating Agreement, effective March 14, 2013, contains terms and provisions governing Investors VII, including distributions to Purchasers, representations and covenants of the Purchasers and the Company, and limitations on liability.

The Warrants have an initial exercise price (subject to certain restrictions as indicated on each Warrant) which is equal to the average of the closing price of the Class A Common Stock of the twenty (20) trading days preceding the issuance of the Warrant. The Warrants contain a cashless exercise provision. In the event the Purchasers exercise the Warrants on a cashless basis, the Company will not receive any proceeds. Warrants may be exercised at any time prior to March 14, 2023.

The Private Placement provides capital related to the current and planned construction of the Company’s following projects: The Residences at Shady Grove in Rockville, Maryland consisting of 36 townhomes, The Hampshires project in Washington, D.C. consisting of 38 single family residences and 73 townhomes, and the Falls Grove project in Prince William County, Virginia consisting of 110 townhomes and 19 single family homes (collectively, the “Projects”). Proceeds of the Private Placement are to be utilized (i) to provide capital needed to complete the Projects in conjunction with project financing for the Projects, (ii) to reimburse the Company for prior expenditures incurred on behalf of the Projects, and (iii) for general corporate purposes of the Company.

The foregoing description of the material terms of the Subscription Agreements, Interests, Warrants and Operating Agreement is qualified in its entirety by reference to the full text of the form of Subscription Agreement, the form of Warrant and the Operating Agreement, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 3.02.

The Interests and the Warrants were offered and sold to Purchasers in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act, and Rule 506 promulgated thereunder and the certificates representing the securities shall bear legends to that effect. Each Purchaser represented him, her, or itself as an accredited investor (as defined by Rule 501 under the Securities Act). The Interests and the Warrants referred to herein have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2013

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer